Exhibit 99.1

September 21, 2011 08:00 AM Eastern Daylight Time

PocketFinder® Sponsors Ride For Amagara to Build Ugandan School for HIV/AIDS Orphans

IRVINE, Calif.--(BUSINESS WIRE)--Since the beginning of the AIDS epidemic in Africa, 14.8 million children have lost one or both parents to the virus. Juna Amagara (“Saving Life”) Ministries, dedicated to caring, nurturing and educating these orphans in Uganda, has organized Ride Amagara: Africa 2011 to help raise $200,000 required to finish building a school in the village of Kishanje.

Sponsored by PocketFinder®, the ride features two Americans, Nolan Gallagher and Stephen Brown, who are riding motorcycles 4,670 miles (7516 km) from Cape Town, South Africa to Jerusalem, Israel to publicize building the school and raising donations. The Stanford University graduates are using PocketFinder GPS Vehicle Tracker devices that enable anyone with an Internet connection to follow their adventure by visiting http://www.PocketFinder.com with user ID: 98765, Password: 98765 for a limited user view of their current location. Periodic updates are posted on both http://www.facebook.com/PocketFinder and http://www.facebook.com/pages/Ride-Amagara-Africa-2011/239540666087613.

“We are excited that Nolan Gallagher and Stephen Brown are taking this adventure of riding motorcycles from Cape Town to Jerusalem to raise funds for a school that supports AIDS orphans in Uganda, East Africa,” said Rev. Dr. Ben Tumuheirwe, executive director of Juna Amagara Ministries. “The school they are raising funds for will serve more than 500 children in our village, where education is the key to their futures. Following them on their adventure via the PocketFinder GPS gives sponsors and all of the friends of Juna Amagara a way to participate with them. It’s so great! Just wait until you see the greeting that awaits them when they get to Uganda.”

Dave Morse, CEO of Location Based Technologies, Inc. (OTCBB: LBAS), explained, “This is a wonderful opportunity to dramatize the PocketFinder Vehicle Tracker’s capability while allowing us to help promote a worthy cause through our sponsorship. We are hoping that as the world follows Nolan and Stephen’s ride across Africa, they will be inspired to send donations to help build the school in Kishanje.”

The PocketFinder GPS Vehicle Tracker is easy to install and easy to use. Once connected to the battery, the device can be mounted anywhere inside the vehicle. Once activated, the PocketFinder device pinpoints its location on a web-based satellite map that can be viewed via computer or web-enabled smartphone. Real life applications include:

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Locate your children or loved one throughout their day, from school to sports, work or other activities. Know if they are on schedule, when they’ll be home, and if they are where they should be. Stay connected with teen drivers.

●	Locate a driver quickly if he or she gets lost to help them find a way to their destination.

●	Monitor the location and activity of senior parents.

●	Quickly locate a missing vehicle.

●	Fleet companies, truck fleets and equipment rental companies can locate, manage, monitor, and track multiple vehicles and assets on a single account.

In addition, users can customize zones, speeds and alerts that will email or send text message alerts. MSRP for the PocketFinder GPS Vehicle Tracker is $189.95, with a monthly service fee of $12.95.

About Juna Amagara Ministries

Juna Amagara Ministries was founded in 2004 to raise up and equip AIDS Orphans in Uganda with the tools they need to become leaders in their communities and to provide a future rooted in the love of Christ. Juna Amagara means “Saving Life” in the local language. The ministry operates children’s homes, schools, vocational training centers, microenterprises and medical clinics in Uganda which serve not only the orphan children but the villages in which they live. For more information on the ministries, visit http://www.amagara.com. For more information on the adventure, visit http://www.ride4amagara.com or Facebook: Ride Amagara: Africa 2011.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. PocketFinder products include the GPS Vehicle Tracker, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Contacts

Daly-Swartz PR for PocketFinder
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Ride4Amagara
Mark McAndrew, 630-668-8500
mmcandrew@rathjewoodward.com